EXHIBIT 99.1

News from Xerox
Public Relations Office(s):	FOR IMMEDIATE RELEASE

800 Long Ridge Road
Stamford, CT 06904
203-968-4644

XEROX REPORTS SECOND-QUARTER EARNINGS OF 40 CENTS PER SHARE

Revenue growth driven by strong sales of color systems

•	20 cents adjusted EPS - excludes tax settlement and restructuring

•	Total revenue up 2 percent

•	Equipment sales up 4 percent

•	Revenue from color up 17 percent

•	$290 million operating cash flow

STAMFORD, Conn., July 25, 2005 – Xerox Corporation (NYSE: XRX) announced today second-quarter earnings per share of 40 cents, including a 33 cent per share gain from a recent IRS tax settlement, which was partially offset by restructuring charges of 13 cents per share.

Equipment sales in the second quarter increased 4 percent year over year, and total revenue of $3.9 billion increased 2 percent. Both equipment sales and total revenue included a currency benefit of 2 percentage points. The overall post-sale trend improved as the revenue stream from new digital systems and services offset declines from the company’s older light-lens technology.

“Xerox’s investment in innovation strengthened top-line results in the second quarter with our industry-leading color technology driving equipment sale growth,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

Gross margin of 39 percent was lower than expected due to a change in the company’s traditional product mix, which impacted net income in the quarter. The shift in product mix is primarily due to increased sales activity for desktop office products as well as light production and color systems.

Xerox Reports Second-Quarter Earnings/ 2

“These equipment sales will drive future post-sale gains, and, at the same time, we’re adjusting our business model to respond to the resulting pressure on margins,” added Mulcahy. “We remain confident that these actions and increased sales of new technology – 25 new products launched in the second quarter – coupled with growth from Xerox Global Services provide the marketplace momentum for strong second-half performance.”

Revenue from color products grew 17 percent in the second quarter. Color is a key driver of Xerox’s growth strategy as the increasing volume of pages printed on the company’s color systems flows through to post-sale revenue. Only 3 percent of the total pages produced in businesses today are printed on color devices. Xerox expects new color services and technologies to drive that number to 10 percent of pages by 2008, fueling a $22 billion market opportunity.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital technology that enables on-demand, personalized printing. Total production revenue was flat year over year. Production equipment sale growth of 3 percent only partially offset a decline in production post-sale and financing revenue. Second-quarter install activity for production monochrome systems increased 1 percent primarily due to the success of the Xerox 4110 light production system, which offset declines in activity for high-end production monochrome systems. Production color installs grew 18 percent largely due to strong placements of the Xerox iGen3® Digital Production Press and the DocuColor® 8000 Digital Press. In May, Xerox announced the DocuColor 7000 Digital Press, further solidifying the company’s production portfolio as the broadest in the industry.

In Xerox’s office business, which provides technology and services for workgroups of any size, equipment sales were up 7 percent and total revenue grew 2 percent. Activity was exceptionally strong in the second quarter with office color multifunction systems up 69 percent and office color printing activity up 155 percent. Office monochrome activity was up 26 percent driven by increased demand for Xerox WorkCentre® desktop multifunction systems.

Xerox Reports Second-Quarter Earnings/ 3

In late June, Xerox announced 24 office products, software and services that target a $60 billion market. With the addition of these products, 95 percent of Xerox’s office product line has been completely refreshed over the past 24 months. It remains the industry’s most comprehensive, serving every segment of the business market.

The company reported second-quarter selling, administrative and general expenses of 26.7 percent of revenue, a modest improvement from the second quarter of last year.

In the second quarter, Xerox generated operating cash flow of $290 million after contributing $230 million to its primary U.S. pension plan. The company closed the quarter with a cash and short-term investments balance of $2.1 billion. Debt was down $2.1 billion year over year and down $1.5 billion from the first quarter of this year.

For the third quarter of 2005, Mulcahy said she expects earnings in the range of 16-18 cents per share, which includes anticipated additional restructuring charges of 1 cent per share.

-XXX-

Xerox Reports Second-Quarter Earnings/ 4

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Michael Goodwin, Xerox Corporation, 203-968-4663, michael.goodwin@xerox.com

NOTE TO EDITORS: This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act. These statements reflect management’s current beliefs and expectations, and are subject to risks, uncertainties and assumptions. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described in such statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s first-quarter 2005 Form 10- Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

For presentation slides and more information about Xerox, visit www.xerox.com/investor. To receive its RSS news feed, visit www.xerox.com/news. XEROX®, iGen3® and DocuColor® are trademarks of XEROX CORPORATION.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share data)	2005	2004	% Change	2005	2004	% Change
Revenues
Sales	$1,827	$1,759	4%	$3,521	$3,440	2%
Service, outsourcing and rentals	1,874	1,860	1%	3,723	3,768	(1)%
Finance income	220	234	(6)%	448	472	(5)%

Total Revenues	3,921	3,853	2%	7,692	7,680	—

Costs and Expenses
Cost of sales	1,221	1,123	9%	2,307	2,235	3%
Cost of service, outsourcing and rentals	1,086	1,052	3%	2,151	2,154	—
Equipment financing interest	83	86	(3)%	169	175	(3)%
Research and development expenses	188	187	1%	371	380	(2)%
Selling, administrative and general expenses	1,046	1,050	—	2,055	2,086	(1)%
Restructuring and asset impairment charges	194	33	*	279	39	*
Other (income) expenses, net	(14)	50	*	(46)	137	*

Total Costs and Expenses	3,804	3,581	6%	7,286	7,206	1%

Income from Continuing Operations before Income Taxes, Equity Income and Discontinued Operations**	117	272	(57)%	406	474	(14)%
Income tax (benefits) expenses	(233)	91	*	(117)	158	*
Equity in net income of unconsolidated affiliates	20	27	(26)%	57	57	—

Income from Continuing Operations before Discontinued Operations	370	208	78%	580	373	55%
Income from Discontinued Operations, net of tax	53	—	*	53	83	(36)%

Net Income	$423	$208	*	$633	$456	39%
Less: Preferred stock dividends, net	(15)	(21)	(29)%	(29)	(45)	(36)%

Income Available to Common Shareholders	$408	$187	*	$604	$411	47%

Basic Earnings per share
Earnings from Continuing Operations	$0.37	$0.23	61%	$0.57	$0.41	39%
Earnings from Discontinued Operations	0.06	—	*	0.06	0.10	*

Basic Earnings per Share	$0.43	$0.23	87%	$0.63	$0.51	24%

Diluted Earnings per share
Earnings from Continuing Operations	$0.35	$0.21	67%	$0.55	$0.38	45%
Earnings from Discontinued Operations	0.05	—	*	0.05	0.08	*

Diluted Earnings per Share	$0.40	$0.21	90%	$0.60	$0.46	30%

Note: Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.

*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2005	December 31, 2004
Assets

Cash and cash equivalents	$1,912	$3,218
Short-term investments	190	—
Accounts receivable, net	2,070	2,076
Billed portion of finance receivables, net	314	377
Finance receivables, net	2,688	2,932
Inventories	1,217	1,143
Other current assets	1,081	1,182

Total Current Assets	9,472	10,928
Finance receivables due after one year, net	4,883	5,188
Equipment on operating leases, net	397	398
Land, buildings and equipment, net	1,658	1,759
Investments in affiliates, at equity	800	845
Intangible assets, net	304	297
Goodwill	1,726	1,848
Deferred tax assets, long-term	1,524	1,521
Other long-term assets	1,941	2,100

Total Assets	$22,705	$24,884

Liabilities and Equity

Short-term debt and current portion of long-term debt	$1,529	$3,074
Accounts payable	1,111	1,037
Accrued compensation and benefits costs	511	637
Unearned income	191	243
Other current liabilities	1,164	1,309

Total Current Liabilities	4,506	6,300
Long-term debt	6,624	7,050
Liabilities to subsidiary trusts issuing preferred securities	736	717
Pension and other benefit liabilities	1,039	1,189
Post-retirement medical benefits	1,181	1,180
Other long-term liabilities	1,205	1,315

Total Liabilities	15,291	17,751

Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid in capital	4,930	4,881
Retained earnings	2,705	2,101
Accumulated other comprehensive loss	(1,110)	(738)

Total Liabilities and Equity	$22,705	$24,884

Shares of common stock issued and outstanding were (in thousands) 959,477 and 955,997 at June 30, 2005 and December 31, 2004, respectively.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2005	2004	2005	2004
Cash Flows from Operating Activities
Net income	$423	$208	$633	$456
Adjustments required to reconcile net income to cash flows from operating activities
Depreciation and amortization	165	168	324	343
Provisions for receivables and inventory	18	47	45	98
Net gain on sales of businesses and assets	(4)	(40)	(102)	(54)
Distributed (undistributed) equity in net income of unconsolidated affiliates	2	(11)	(33)	(34)
Income from discontinued operations	(53)	—	(53)	(83)
Restructuring and other charges	194	33	279	39
Cash payments for restructurings	(27)	(44)	(63)	(104)
Contributions to pension benefit plans	(255)	(232)	(279)	(249)
Increase in inventories	(21)	(58)	(137)	(131)
Increase in on-lease equipment	(61)	(62)	(113)	(102)
Decrease in finance receivables	95	120	274	298
(Increase) decrease in accounts receivable and billed portion of finance receivables	(41)	24	(49)	63
Increase (decrease) in accounts payable and accrued compensation	158	70	157	(13)
Net change in income tax assets and liabilities	(346)	2	(273)	22
Net change in derivative assets and liabilities	(24)	2	51	38
Decrease in other current and long-term liabilities	(9)	(2)	(107)	(87)
Other, net	76	31	73	(1)

Net cash provided by operating activities	$290	$256	$627	$499

Cash Flows from Investing Activities
Proceeds from sales of short-term investments	$6	$—	$6	$—
Purchases of short-term investments	(196)	—	(196)	—
Cost of additions to land, buildings, and equipment	(43)	(47)	(76)	(95)
Proceeds from sales of land, buildings, and equipment	—	7	2	39
Cost of additions to internal use software	(14)	(12)	(26)	(20)
Proceeds from divestitures and investments, net	—	119	105	186
Net change in escrow and other restricted investments	11	158	42	191
Other	(1)	—	(1)	—

Net cash (used in) provided by investing activities	$(237)	$225	$(144)	$301

Cash Flows from Financing Activities
Cash proceeds from new secured financings	$38	$693	$285	$1,197
Debt payments on secured financings	(484)	(404)	(952)	(977)
Net cash payments on other debt	(958)	(500)	(1,070)	(909)
Preferred stock dividends	(15)	(30)	(29)	(55)
Proceeds from issuances of common stock	10	18	24	47
Other	(1)	(1)	8	(1)

Net cash used in financing activities	$(1,410)	$(224)	$(1,734)	$(698)

Effect of exchange rate changes on cash and cash equivalents	(29)	(13)	(55)	(37)

(Decrease) increase in cash and cash equivalents	$(1,386)	$244	$(1,306)	$65
Cash and cash equivalents at beginning of period	3,298	2,298	3,218	2,477

Cash and cash equivalents at end of period	$1,912	$2,542	$1,912	$2,542

Xerox Corporation

Segment Revenues and Operation Profit

	Three Months Ended June 30,
(in millions, except operating margin)	2005	2004	Change
Revenues
Production	$1,125	$1,122	—
Office	1,914	1,869	2%
Developing Markets Operations (DMO)	440	417	6%
Other	442	445	(1)%

Total Revenues	$3,921	$3,853	2%

Memo: Color*	$1,131	$965	17%

Operating Profit
Production**	$79	$122	$(43)
Office**	173	187	(14)
DMO**	19	6	13
Other**	66	17	49

Total Operating Profit	$337	$332	$5

Operating Margin
Production**	7.0%	10.9%	(3.9	)pts
Office**	9.0%	10.0%	(1.0	)pts
DMO**	4.3%	1.4%	2.9	pts
Other**	14.9%	3.8%	11.1	pts

Total Operating Margin	8.6%	8.6%	—	pts

	Three Months ended June 30,
	2005	2004
Reconciliation to pre-tax income:
Total segment profit	$337	$332
Reconciling items:
Restructuring and asset impairment charges	(194)	(33)
Other expenses	(6)	—
Equity in net income of unconsolidated affiliates	(20)	(27)

Pre-tax income:	$117	$272

*	Color revenues represent a subset of total revenues.
**	Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (“DMO”) and Other. The Production and Office segments are centered around strategic product groups which share common technology, manufacturing and product platforms, as well as classes of customers. During the quarter ended March 31, 2005, we implemented a new financial reporting system which has enabled greater efficiencies in financial reporting and provided enhanced analytical capabilities including activity-based cost analysis on shared services and internal cost allocations. As a result of the implementation, changes in the allocation of certain segment costs and expenses were made. These changes include a reallocation of costs associated with corporate and certain shared service functions.

See Appendix II for reclassification of prior-period amounts to conform to the current period’s presentation.

Financial Review

	Three Months Ended June 30,
(in millions)	2005	2004	Change
Equipment sales	$1,109	$1,070	4%
Post sale and other revenue	2,592	2,549	2%
Finance income	220	234	(6)%

Total Revenues	$3,921	$3,853	2%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,827	$1,759
Less: Supplies, paper and other sales	(718)	(689)

Equipment sales	$1,109	$1,070

Service, outsourcing and rentals	$1,874	$1,860
Add: Supplies, paper and other sales	718	689

Post sale and other revenue	$2,592	$2,549

Summary

Total second quarter 2005 revenues of $3.9 billion grew 2 percent from the 2004 second quarter including a 2-percentage point benefit from currency. Equipment sales in the second quarter 2005 grew 4 percent from the 2004 second quarter, also including a 2-percentage point benefit from currency. Equipment sales growth reflects strong sales of lower-end office black and white devices, color printers, as well as office and production color systems, which more than offset declines in other monochrome office and production products. Second quarter 2005 post sale and other revenue grew 2 percent from the 2004 second quarter including a 2-percentage point currency benefit. Increased post sale revenues from digital office and production products offset the declines from older technology light lens products. Finance income declined 6 percent, including a 2-percentage point benefit from currency.

Second quarter 2005 net income of $423 million or $0.40 per diluted share included a $343 million after-tax benefit related to finalization of the 1996-1998 IRS audit, as well as after-tax restructuring charges of $130 million ($194 million pre-tax). 2004 second quarter net income of $208 million or $0.21 per diluted share included an after-tax gain of $30 million ($38 million pre-tax) from the sale of our ownership interest in ScanSoft, Inc. and after-tax restructuring charges of $21 million ($33 million pre-tax).

The calculations of basic and diluted earnings per share are enclosed as Appendix I.

The comparison of the actual benefit from the IRS tax settlement and the restructuring charges as compared to their approximate amounts as was previously disclosed in our Form 8-K filed with the SEC on June 30, 2005 is set forth on Appendix IV.

Operations Review

Revenues for the three months ended June 30, 2005 and 2004 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2005
Equipment sales	$328	$610	$133	$38	$1,109
Post sale and other revenue	712	1,175	304	401	2,592
Finance income	85	129	3	3	220

Total Revenue	$1,125	$1,914	$440	$442	$3,921

2004
Equipment sales	$320	$572	$121	$57	$1,070
Post sale and other revenue	711	1,160	293	385	2,549
Finance income	91	137	3	3	234

Total Revenue	$1,122	$1,869	$417	$445	$3,853

Equipment sales of $1,109 million in the second quarter 2005 increased 4 percent, from the 2004 second quarter reflecting strong sales of lower-end office black and white devices, color printers and office and production color systems, as well as a 2-percentage point benefit from currency. These increases were partially offset by mix in office monochrome to lower-end products and in production monochrome to light production systems. Equipment sales reflect the results of our technology investments and the associated product launches as approximately two-thirds of the second quarter 2005 equipment sales were generated from products launched in the past 24 months. Color equipment sales grew 22 percent in the second quarter 2005 and represented 37 percent of total equipment sales compared to 18 percent growth and 32 percent of total revenue in the 2004 second quarter.

Production: Second quarter 2005 equipment sales grew approximately 3 percent from the 2004 second quarter reflecting an 18 percent install growth in production color products, 1 percent install growth in monochrome production products, and favorable currency. Color equipment sales growth reflected strong installs of the Xerox iGen3® Digital Production Press, and the Xerox DocuColor® 8000. Monochrome equipment sales revenue declined because of a higher proportion of sales in light production and mid-production systems as compared to more higher-end systems sales in 2004.

Office: Second quarter 2005 equipment sales increased 7 percent from the 2004 second quarter driven by strong install activity including 29 percent growth in black and white digital copiers and multifunction devices, 69 percent growth in office color copiers and multifunction devices and 155 percent growth in color printers, as well as favorable currency. Strong activity growth was partially offset by product mix, which reflected an increased proportion of lower-end equipment sales.

DMO: DMO equipment sales consist primarily of Segment 1&2 devices and printers. Equipment sales in the second quarter 2005 increased by $12 million, or 10 percent, from the 2004 second quarter reflecting strong growth in Russia and other Eastern European geographies.

Post sale and other revenues of $2,592 million increased 2 percent from the 2004 second quarter, including a 2-percentage point benefit from currency, as growth in digital products and DMO offset declines in light lens products. Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services. Post sale color revenue of $657 million grew 15 percent in the second quarter 2005, and represented 25 percent of total post sale and other revenues. Second quarter 2005 supplies, paper and other sales of $718 million (included within post sale and other revenue) and service, outsourcing and rental revenue of $1,874 million grew 4 percent and 1 percent, respectively, from the 2004 second quarter primarily reflecting the impact of favorable currency.

Production: Second quarter 2005 post sale and other revenue was comparable to the 2004 second quarter as strong growth in color pages and favorable currency offset declines in monochrome pages.

Office: Second quarter 2005 post sale and other revenue grew 1 percent from the 2004 second quarter as growth in digital monochrome and color printing and multifunction products, as well as favorable currency, more than offset declines in older light lens technology.

DMO: Second quarter 2005 post sale and other revenue grew 4 percent from the 2004 second quarter primarily reflecting supplies growth in Eurasia and Eastern European geographies.

Other: Second quarter 2005 post sale and other revenue grew $16 million, or 4 percent from the 2004 second quarter as increased paper sales and other revenues more than offset declines in SOHO sales.

	Three Months Ended June 30,
	2005	2004
Gross Margin
Sales	33.2%	36.2%
Service, outsourcing and rentals	42.0	43.4
Financing	62.3	63.2
Total	39.0	41.3

R&D % revenue	4.8	4.9
SAG % revenue	26.7	27.3

Key Ratios and Expenses

Second quarter 2005 total gross margin of 39.0 percent declined 2.3-percentage points from the 2004 second quarter primarily reflecting product mix, as cost improvements and other variances offset the impact of price declines. Second quarter 2005 sales gross margin of 33.2 percent declined 3.0-percentage points from the 2004 second quarter driven by product mix, reflecting a higher proportion of sales of products with lower gross margins. Cost improvements and other variances more than offset the impact of price declines.

Service, outsourcing and rentals margin decreased 1.4-percentage points from the 2004 second quarter due to mix and special compensation payments related to the 2005 annual merit increase process. Cost improvements more than offset the impact of price declines.

Research and development (R&D) expense of $188 million was $1 million higher than the 2004 second quarter as increased spending in the Office segment was primarily offset by lower expenditures in the Production segment reflecting recent product launches as well as the efficiencies we capture from our platform development strategy. We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D remains strategically coordinated with Fuji Xerox.

In addition to R&D, we incur sustaining engineering costs related to our products. These costs are incurred with respect to ongoing product improvements after initial product launch. Effective July 1, 2005, we will reclassify these costs from cost of sales to a new line item in our income statement entitled Research, Development and Engineering (R,D&E). This presentation aligns our external reporting presentation to our internal management of these costs. See Appendix III for impact of this change on current and prior periods.

Selling, administrative and general (SAG) expenses of $1,046 million in the second quarter 2005 decreased by $4 million from the 2004 second quarter. A $14 million increase in selling expense, which included special compensation payments related to the 2005 annual merit increase process, and adverse currency of $24 million were more than offset by $22 million in general and administrative (“G&A”) expense reductions and a $20 million reduction in bad debt expense. Second quarter 2005 bad debt expense of $15 million reflected improvements in collection performance, receivables aging and write-off trends.

In the second quarter 2005, we recorded restructuring charges of $194 million, primarily related to headcount reductions of approximately 1,800 employees across all geographies and segments. The restructuring initiatives are focused on cost efficiencies in service, manufacturing, and back office support operations. The remaining restructuring reserve balance as of June 30, 2005, for all programs was $322 million, of which approximately $200 million is expected to be spent in 2005.

Worldwide employment of 57,300 declined by approximately 700 from the first quarter 2005.

Other (income) expenses, net for the three months ended June 30, 2005 and 2004 were as follows:

(in millions)	2005	2004
Non-financing interest expense	$62	$84
Interest income	(88)	(29)
Gain on sales of businesses and assets	(4)	(40)
Currency (gain) loss, net	(6)	18
Amortization of intangible assets	10	9
Legal and other expenses, net	12	8

Total	$(14)	$50

Second quarter 2005 non-financing interest expense of $62 million was $22 million lower than the 2004 second quarter. The decline relates to the conversion of the Xerox Capital Trust II liability in December 2004, and to lower average debt balances which were partially offset by higher interest rates.

Second quarter 2005 interest income increased by $59 million compared to the 2004 second quarter, reflecting interest income of $57 million associated with the previously disclosed settlement of the 1996-1998 IRS audit, and higher interest income of $17 million on invested cash due to higher average cash balances and higher interest rates. These increases were partially offset by the absence of interest income of $21 million in 2004 related to a domestic tax refund.

The 2004 second quarter gain on sale of businesses and assets primarily reflects the $38 million pre-tax gain from the sale of our ownership interest in ScanSoft.

We recorded $6 million of currency gains in the second quarter 2005 compared to $18 million of currency losses in the 2004 second quarter. The second quarter 2005 gains are primarily related to the mark to market of derivative contracts that are economically hedging the cost of future foreign currency denominated inventory purchases and other future payments in Europe, which resulted from the weakening Euro. These gains were partially offset by the mark to market on derivative contracts economically hedging the cost of future foreign currency denominated inventory purchases in the United States, which resulted from the strengthening U.S. Dollar against the Japanese Yen.

In the second quarter 2005, we recorded income tax benefits of $233 million compared with income tax expense of $91 million in the second quarter 2004. The effective tax rates for the second quarter 2005 and 2004 were (199.1) percent and 33.5 percent, respectively. The difference between the 2005 second quarter consolidated effective tax rate of (199.1) percent and the U.S. statutory tax rate of 35 percent is primarily due to tax benefits of $253 million, associated with the finalization of the 1996 – 1998 IRS audit, and a $33 million tax benefit from the reversal of a valuation allowance on deferred tax assets associated with foreign net operating loss carryforwards. This reversal follows a re-evaluation of their future realization resulting from a refinancing of a foreign operation. These benefits and the tax impact of restructuring contributed to (237.3) percent of the (199.1) percent in the second quarter 2005. As previously disclosed, the finalization of the 1996 – 1998 IRS audit yielded benefits associated with a change in tax law that allowed us to recognize a tax benefit for capital losses associated with the disposition of our insurance group operations, as well as favorable resolution of other tax matters from the 1996 – 1998 IRS audit. The difference between the 2004 second quarter effective tax rate and the U.S. statutory tax rate relates primarily to a net $10 million domestic tax refund claim resulting from a change in tax law and to a $6 million tax benefit due to the book/tax basis difference on the sale of ScanSoft. These benefits were partially offset by losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances. Our effective tax rate will change based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our effective tax rate for the second half of the year will approximate 38 percent.

Equity in net income of unconsolidated affiliates of $20 million in the second quarter 2005 decreased $7 million from the 2004 second quarter reflecting a $4 million decrease in our 25 percent share of Fuji Xerox’s net income and the absence of $3 million of equity income from Integic Corporation. In first quarter 2005, we sold our entire equity interest in Integic Corporation.

Income from discontinued operations in the second quarter 2005 of $53 million represents the after-tax benefit resulting from the completion of the 1996 - 1998 IRS audit. This benefit reflects the favorable resolution of certain tax matters associated with our discontinued operations.

Segment Operating Profit

Total segment operating profit was $337 million in the second quarter 2005 compared to $332 million in the 2004 second quarter. The second quarter 2005 total segment operating margin of 8.6 percent was unchanged from the 2004 second quarter.

Production: Production operating profit was $79 million in the second quarter 2005 compared to $122 million in the 2004 second quarter. The second quarter 2005 Production operating margin of 7.0 percent declined 3.9-percentage points from the 2004 second quarter primarily resulting from reduced gross margins, impacted by product mix. R&D as a percent of revenue decreased year over year as we captured the benefits from our platform strategy to launch new technology. SAG expenses increased slightly as selling expense increases were only partially offset by improvements in G&A and bad debts.

Office: Office operating profit was $173 million in the second quarter 2005 compared to $187 million in the 2004 second quarter. The second quarter 2005 Office operating margin of 9.0 percent declined 1.0-percentage points from the 2004 second quarter primarily as a result of lower gross margin and higher R&D, which were partially offset by lower selling, general and administrative expenses, and improvements in bad debts.

DMO: DMO operating profit was $19 million in the second quarter 2005 compared to $6 million in the 2004 second quarter. The second quarter 2005 DMO operating margin of 4.3 percent increased 2.9-percentage points from the 2004 second quarter. This reflects higher gross profit and lower G&A and bad debt expenses.

Other: Second quarter 2005 Other operating profit of $66 million improved $49 million from the 2004 second quarter primarily reflecting higher interest income of $59 million, lower non-financing interest expense of $22 million and the absence of a $38 million gain from the 2004 second quarter sale of Xerox’s ownership interest in ScanSoft, Inc.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended June 30, 2005 and 2004 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended June 30,
(in millions)	2005	2004	Amount Change
Operating Cash Flows	$290	$256	$34
Investing Cash (Usage) Flows	(237)	225	(462)
Financing Cash Usage	(1,410)	(224)	(1,186)
Effect of exchange rate changes	(29)	(13)	(16)

(Decrease) increase in cash and cash equivalents	(1,386)	244	(1,630)
Cash and cash equivalents at beginning of period	3,298	2,298	1,000

Cash and cash equivalents at end of period	$1,912	$2,542	$(630)

In the second quarter 2005 we generated $290 million in cash flows from operating activities as compared to $256 million for the same period in 2004. The $34 million increase in cash flows from operating activities was primarily a result of the following changes:

•	a $37 million increase resulting from lower growth rate in inventories,

•	a $88 million increase in accounts payable and accrued compensation due to accounts payable cash management practice,

•	a $42 million increase due to lower income tax payments primarily resulting from the impact of the timing of restructuring payments,

•	a $17 million increase resulting from lower restructuring cash payments, primarily reflecting the timing of payments related to prior year restructuring actions,

•	a $23 million decrease reflecting higher cash contributions to pension benefit plans, which includes a $230 million cash contribution to our U.S. defined benefit pension plan in the second quarter 2005, and

•	a $90 million decrease related to a lower net reduction in accounts and finance receivables driven by increased equipment sales.

Cash flows from investing activities for the second quarter 2005 was a $237 million use of cash compared to a $225 million source of cash in the 2004 second quarter. The $462 million decrease in net cash provided by investing activities primarily relates to the following:

•	a $190 million decrease pertaining to net purchases of short term investments, which are intended to increase our return on available cash,

•	a $119 million decrease from divestitures of businesses due to the 2004 second quarter receipt of $79 million from the sale of our ownership interest in ScanSoft and $36 million received from a preferred stock investment, and

•	a $147 million decrease in net reductions of escrow and other restricted investments primarily as a result of significant releases of restricted cash on our secured debt arrangements in the 2004 second quarter.

Cash flows used in financing activities for the second quarter 2005 totaled $1,410 million, including a payment of $924 million related to an unsecured debt obligation. The increase of $1,186 million in cash usage compared to the 2004 second quarter is primarily due to the following:

•	a $735 million net reduction in cash from secured borrowings,

•	a $458 million increase in net payments on term and other debt in compliance with existing debt maturity obligations, and

•	a $15 million decrease in preferred stock dividends due to conversion of Series B Preferred Stock to common shares in the 2004 second quarter.

Financing Activity

During the second quarter 2005, we originated loans, secured by finance receivables, generating cash proceeds of $38 million and repaid loans, secured by finance receivables, of $484 million. As of June 30, 2005, 54 percent of total finance receivables were encumbered as compared to 59 percent at December 31, 2004. Consistent with our objective to rebalance the level of secured and unsecured debt, we expect payments on secured loans will continue to exceed proceeds from new secured loans in 2005. Further, we intend to reduce our overall debt and the proportion of secured debt in our capital structure.

The following table compares finance receivables to financing related debt as of June 30, 2005:

(in millions)	Finance Receivables	Secured Debt
Finance Receivables Encumbered by Loans(1) :
GE Loans - U.S.	$2,345	$2,054
GE Loans - Canada	354	280
GE Loans - U.K.	678	627

Total GE encumbered finance receivables, net	3,377	2,961

Merrill Lynch Loan - France	392	319
Asset-Backed Loan - France	125	48
DLL-Netherlands, Spain & Belgium	380	328

Total encumbered finance receivables, net	$4,274	$3,656

Unencumbered finance receivables, net	$3,611

Total Finance Receivables, net(2)	$7,885

(1)	Encumbered finance receivables represent the net book value of finance receivables that secure each of the indicated loans.
(2)	Includes (i) billed portion of finance receivables, net (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in the condensed consolidated balance sheets as of June 30, 2005.

Debt

Our debt maturities for the remainder of 2005 and 2006 by quarter, and 2007, 2008, 2009 by year and thereafter are as follows:

(in millions)	2005	2006	2007	2008	2009	Thereafter
First Quarter		$309
Second Quarter		336
Third Quarter	$500	273
Fourth Quarter	384	205

Full Year	$884	$1,123	$1,480	$977	$975	$2,714

Debt secured by finance receivables (subset of above):	$706	$1,089	$1,026	$641	$81	$113

APPENDIX I

Xerox Corporation

Net Income per Common Share

(Dollars in millions except per share data.

Shares in thousands.)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Basic Earnings per Common Share:

Income from continuing operations	$370	$208	$580	$373
Accrued dividends on:
Series B Convertible Preferred Stock, net	—	(6)	—	(16)
Series C Mandatory Convertible Preferred Stock	(15)	(15)	(29)	(29)

Adjusted income from continuing operations	355	187	551	328
Income from discontinued operations, net of tax	53	—	53	83

Adjusted net income available to common shareholders	$408	$187	$604	$411

Weighted Average Common Shares Outstanding	960,450	816,947	959,631	808,034
Basic earnings per share
Earnings from continuing operations	$0.37	$0.23	$0.57	$0.41
Earnings from discontinued operations	0.06	—	0.06	0.10

Basic earnings per share	$0.43	$0.23	$0.63	$0.51

Diluted Earnings per Common Share:

Income from continuing operations	$370	$208	$580	$373
ESOP expense adjustment, net	—	(2)	—	(6)
Accrued dividends on Series C Mandatory Convertible Preferred Stock	—	—	—	(29)
Interest on convertible securities, net (1)	—	13	1	27

Adjusted income from continuing operations	370	219	581	365
Income from discontinued operations, net of tax	53	—	53	83

Adjusted net income available to common shareholders	$423	$219	$634	$448

Weighted Average Common Shares Outstanding	960,450	816,947	959,631	808,034
Common Shares Issuable with respect to:
Stock options and restricted stock	11,194	15,064	11,687	15,162
Series B Convertible Preferred Stock	—	23,338	—	26,947
Series C Mandatory Convertible Preferred Stock	74,797	74,797	74,797	—
Convertible securities (1)	1,992	115,417	1,992	115,417

Adjusted weighted average shares outstanding	1,048,433	1,045,563	1,048,107	965,560

Diluted earnings per share
Earnings from continuing operations	$0.35	$0.21	$0.55	$0.38
Earnings from discontinued operations	0.05	—	0.05	0.08

Diluted earnings per share	$0.40	$0.21	$0.60	$0.46

(1)	The 2004 convertible securities amount primarily consisted of the convertible liability to Xerox Capital Trust II which is described in Note 10 to our 2004 financial statements included in the 2004 Annual Report.

APPENDIX II

Xerox Corporation

Reconciliation of Prior Period

Segment Profit

Following is a summary of the changes discussed in the Segment Revenue and Profit table of this document. The tables below illustrate the impact of these changes on segment quarterly operating profit for 2004 (in millions):

	As reported segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	$78	$90	$58	$162	$388
Office	161	199	182	256	798
DMO	22	8	6	7	43
Other	(23)	35	2	(43)	(29)

Total	$238	$332	$248	$382	$1,200

	Impact of changes on segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	$4	$32	$47	$40	$123
Office	8	(12)	—	(15)	(19)
DMO	(3)	(2)	(2)	(1)	(8)
Other	(9)	(18)	(45)	(24)	(96)

Total	$—	$—	$—	$—	$—

	Reclassified segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	$82	$122	$105	$202	$511
Office	169	187	182	241	779
DMO	19	6	4	6	35
Other	(32)	17	(43)	(67)	(125)

Total	$238	$332	$248	$382	$1,200

APPENDIX III

Xerox Corporation

Effect of Sustaining Engineering on

Prior Period and Current Period Results

	2004					2005
(in millions)	Q1	Q2	Q3	Q4	YTD	Q1	Q2	YTD
Sustaining Engineering (SE) costs included in:
Cost of sales	$29	$41	$38	$36	$144	$39	$51	$90
Cost of service, outsourcing, and rentals	—	—	7	2	9	3	3	6

Total Sustaining Engineering	$29	$41	$45	$38	$153	$42	$54	$96

Gross Margin %, as reported	39.8%	41.3%	41.3%	40.1%	40.6%	40.7%	39.0%	39.8%
Gross Margin %, as revised, without SE	40.6%	42.4%	42.5%	40.9%	41.6%	41.8%	40.4%	41.1%

R&D % revenue, as reported	5.0%	4.9%	5.1%	4.4%	4.8%	4.9%	4.8%	4.8%
R,D&E % revenue, as revised with SE	5.8%	5.9%	6.3%	5.3%	5.8%	6.0%	6.2%	6.1%

APPENDIX IV

Xerox Corporation

IRS Tax Settlement

and Restructuring Charges

(in millions)	As Disclosed in Form 8-K Filed June 30, 2005	Actual for Quarter Ended June 30, 2005	Variance
IRS Tax Settlement:
2002 Change in Tax Law	$250	$260	$10
Resolution of Tax Matters	80	83	3

IRS Tax Settlement	$330	$343	$13

Restructuring charges	140	130	10

Net effect	$190	$213	$23

The variance reflects the refinement of the estimates previously disclosed in the Form 8-K filed with the SEC on June 30, 2005.

Non-GAAP Financial Measures

In an effort to provide investors with additional and useful information regarding the Company’s results of operations, the Company has disclosed in this press release certain financial measures that are considered “non-GAAP financial measures” as defined in the SEC rules. We believe that these non-GAAP financial measures provide additional useful information to the investors in analyzing the effect of the actual benefit from the IRS tax settlement and the restructuring charges, the approximate amounts of which were previously disclosed in our Form 8-K filed with the SEC on June 30, 2005. The reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles follows:

	Three Months Ended June 30, 2005
($ millions except per share data)	As reported	1996-1998 IRS Audit	Restructuring	Adjusted Earnings**
Revenue	$3,921			$3,921
Gross Margin	39.0%			39.0%
R&D % of Revenue	4.8%			4.8%
SAG % of Revenue	26.7%			26.7%
Other, Net	$(14)	$(57)	$—	$43
Restructuring	$194	$—	$194	$—

Income before taxes and equity income	$117	$57	$(194)	$254

Income Taxes	$(233)	$(233)	$(64)	$64
Tax Rate	*	*	33%	25%
Equity in Unconsolidated Affiliates	$20	$—	$—	$20

Net Income	$370	$290	$(130)	$210

Diluted EPS from Continuing Operations	$0.35	$0.28	$(0.13)	$0.20

Discontinued Operations	$53	$53	$—	$—
Diluted EPS	$0.40	$0.33	$(0.13)	$0.20

*	Percent not meaningful
**	Non-GAAP financial measures

NOTE TO THE EDITORS: This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act. These statements reflect management’s current beliefs and expectations, and are subject to risks, uncertainties and assumptions. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described in such statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s first-quarter 2005 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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